Issuer Free Writing Prospectus; Filed Pursuant to Rule 433;
Registration Number 333-259465



HARBOR
Custom Development, Inc.



Premium Home Builder and Land Developer Maximizes Returns in Targeted U.S. Metro Regions

NASDAQ:HCDI; HCDIP; HCDIW

September 2021 Free Writing Prospectus





NASDAQ:HCDI;
HCDIP; HCDIW

Forward Looking Statements

This presentation contains forward-looking statements, including information about management's view of Harbor Custom Development, Inc. (the "Company"), future expectations, plans, and prospects. In particular, when used in the following discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this presentation other than those of historical fact, about an action, event, or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, which may cause the results of the Company and its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors could also have material adverse effects on the Company's future results. The forward-looking statements included in this presentation are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements, except as required by law, and also undertakes no obligation to update or correct information prepared by third parties that are not paid by the Company.

Summary of Risk Factors

The Company faces risks, which include, but are not limited to the following:

- Adverse changes in general economic conditions could reduce the demand for homes and land and, as a result, could have a material adverse effect on us.
- Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.
- If homebuyers are not able to obtain suitable financing, our results of operations may decline.
- Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.
- Our operations and performance are subject to risks associated within both the construction and real estate industries.
- Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.
- The rising cost of materials due to supply chain constraints has increased our costs of construction.
- The extent to which the COVID-19 pandemic will further impact our results and operations will depend on future developments that are highly uncertain and cannot be predicted.

Intellectual Property Disclosure

This presentation contains references to the Company's trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names herein, including logos, artwork, and other visual displays, appear without the R or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, the Company's rights or the rights of the applicable licensor to these trademarks and trade names. The Company does not intend its use or display of other companies' trade names or trademarks to imply a relationship with or endorsement of the Company by any other companies.


NASDAQ:HCDI;
HCDIP; HCDIW

Free Writing Prospectus

This presentation highlights basic information about the Company and its proposed offering. Because this presentation is a summary, it does not contain all of the information that you should consider before investing. The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement (including a prospectus) for the offering to which this presentation relates, but such registration statement has not yet been declared effective. Before you invest, you should read the prospectus in that registration statement, including the risk factors therein, and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and its offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from ThinkEquity LLC, Prospectus Department, 17 State Street, 22nd Floor, New York, New York, telephone: (877) 436-3673 or email: prospectus@think-equity.com. A copy of the Company's registration statement, including the preliminary prospectus therein, is available at https://sec.report/CIK/0001784567.

This presentation does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.





NASDAQ:HCDI; HCDIP; HCDIW

Offering Summary

ISSUER	HARBOR CUSTOM DEVELOPMENT, INC.
Securities Offered	8.0% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”)
Offering Size	$30 million (approx. 1,255,756 shares of Series A Preferred Stock at an assumed offering price of $23.89 per share, the closing price on September 10, 2021), plus a 15% over-allotment option
Public Offering Price	$___ for one share of Series A Preferred Stock
SERIES A PREFERRED STOCK	
Dividend Rate	8.0% per annum on the $25.00 per share liquidation preference (equivalent to $2.00 per annum per share), when and if declared by the Board of Directors
Dividend Payment Date	Monthly, no later than 20 days following the end of each calendar month, starting on July 20, 2021
Liquidation Preference	$25.00 per share of Series A Preferred Stock, plus all accumulated, accrued, and unpaid dividends
Conversion Price	$4.50 per share at anytime at the holder's option (initially equals 5.556 shares of common stock for each share of Series A Preferred Stock, as adjusted)
Automatic Conversion	At our option, if trading price of our common stock equals or exceeds 170% of the conversion price for at least 20 trading days in any 30 consecutive trading days, we may cause the Series A Preferred Stock to be automatically converted
Call Feature	Beginning on June 9, 2024, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, for $25.00 per share, plus any accrued and unpaid dividends
Voting Rights	Non-voting. If dividends are in arrears for 18 or more months, the holders of the Series A Preferred Stock will be entitled to vote for the election of one additional director
Change Of Control	If a change of control is pre-approved by our Board of Directors, the holders of Series A Preferred Stock have the option to: (1) demand that we redeem the Series A Preferred Stock at $26.63 per share from the date of issuance until June 9, 2022, $25.81 per share from June 9, 2022 until June 9, 2023, and $25.00 per share thereafter, plus any accumulated and unpaid dividends, or (2) convert some or all of the Series A Preferred Stock together with accrued but unpaid dividends

ABOUT US

HARBOR
Custom Development, Inc.

We Develop Real Estate and Participate in Each Phase of the Land-to-Home Development Cycle

Our business model allows for the monetization of land at **Three Stages**:

1. **Sale of Permitted Raw Land**
2. **Sale of Developed Lots**
3. **Sale of Completed Single-Family Homes and Condominiums**



WE BUY LAND

We begin with the evaluation of land's future value and acquiring it.

ABOUT US

The HCDI Business Model

has three core corporate investment values:

FIRST, a research-backed targeting methodology mitigates risk and exposure

SECOND, an adaptive development cycle allows us to generate revenue at three significant development stages

THIRD, flexibility that allows us to partner with local land developers, home builders, and general contractors



WE ENTITLE AND PERMIT

We expedite the approval of our land, home, and condominium permits by working closely with local jurisdictions.



WE BUILD INFRASTRUCTURE

We build roads, sidewalks, and install water, sewer, and dry utilities with our heavy equipment.



WE CONSTRUCT HOMES AND CONDOMINIUMS

We construct homes and condominiums utilizing a local network of subcontractors.



WE SELL FINISHED LOTS, HOMES, AND CONDOMINIUMS

We market our communities and sell finished lots, homes, or condominiums.

MARKET DILEMMA & OPPORTUNITY

The Market Needs Inventory to Fulfill Buyer Demand

3.8 MILLION

Unit Home Shortage Reported by Freddie Mac in April 2021 Equals a

$1.3 TRILLION Market Opportunity

Freddie Mac, Forecast, April 14, 2021

U.S. Housing Shortage

"The U.S. housing market is 3.8 million single-family homes short of what is needed to meet the country's demand, according to a new analysis by mortgage-finance company Freddie Mac. The estimate represents a 52% rise in the nation's home shortage compared with 2018, the first time Freddie Mac quantified the shortfall."

Nicole Friedman, Wall Street Journal, April 15, 2021

U.S. Home Prices up 18.6%

"The last several months have been extraordinary not only in the level of price gains, but in the consistency of gains across the country. The strength in the U.S. housing market is being driven in part by reaction to the Covid pandemic, as potential buyers move from urban apartments to suburban homes."

Christine Maurus, Bloomberg, August 31, 2021





Urban Flight - Telework

"Outlying Suburbs Appeal to More Home Buyers – A recent NAHB study found that COVID-19 has impacted the housing preferences of 25% of home buyers. Results show that a segment of home buyers have in fact shifted their preference towards the outlying suburbs due to the health crisis."
Rose Quint. NAHB. March 25, 2021

"These are homeowners who were perfectly content with their home before the pandemic, but now because they witnessed the pandemic, work-from-home flexibility, they're itching for some larger-sized home or maybe different areas, quiet areas," Yun said. "People who would not consider buying or selling a home several years ago are now beginning to be tempted to consider that, and that will filter in continuously through 2021." National Association of Realtors Chief Economist Lawrence Yun Predicts 2020's Housing Momentum Will Carry Into 2021.
James Leggate. FOX Business. January 01, 2021

"The pandemic gave parents the chance to work from home. Now they don't want to give it up. For decades, working parents — and mothers in particular — have been calling for more flexibility to juggle their personal and professional responsibilities. Finally, a global pandemic forced many employers to give it to them. A January poll by Gallup showed that 44% of U.S. workers prefer to continue remote work."
Ellen McCarthy, The Washington Post. April 19, 2021



FIRST INVESTMENT VALUE

Our Research-Backed Targeting Methodology Mitigates Risk and Exposure

We acquire land within 30 to 60-minute commutes to urban job corridors.

- ✓ Greater land availability
- ✓ Lower acquisition cost
- ✓ Faster permitting process in cooperative jurisdictions
- ✓ Exodus from cities to the suburbs and rural areas

Following this criteria allows us to provide more affordable housing in shorter time frames.

Our research-backed process allows us to mitigate investment risk by following strong economies in growth markets.

SECOND INVESTMENT VALUE

Diverse Stream of Annual Revenue

Integrating the land-to-home development cycle stages provides us:

- ✓Multiple exit points to monetize our real estate assets
- ✓A diverse product range which appeals to multiple buyer profiles
- ✓The ability to sell developed lot inventory to large nationwide home builders

Our Existing and Potential Finished Lot Customers

LENNAR The Home of Everything's Included. Toll Brothers D·R·HORTON America's Builder RICHMOND AMERICAN HOMES CENTURY COMMUNITIES

HARBOR Custom Development, Inc.

$300,000 - $1,500,000+

Our 2022 home sales prices are anticipated to range from $300,000 for first time buyers to $1,500,000+ for luxury purchasers

OUR UNIQUE VALUE VS. PEERS

Harbor Outshines Peers in Versatility

COMPANY	SYMBOL	Market Cap*	DEVELOPER / BUILDER	Acquires Land	Entitles Land	Constructs Infrastructure	Builds Homes	Develops Condominiums
Forestar Group	FOR	$990.5M	Developer	✓	✓	✓		
Howard Hughes Corp	HHC	$5.1B	Builder & Developer	✓	✓		✓	
Taylor Morrison Home Corporation	TMHC	$3.4B	Builder & Developer	✓	✓		✓	
Stratus Properties	STRS	$250.8M	Developer	✓	✓		✓	
Green Brick Partners, Inc.	GRBK	$1.2B	Builder & Developer	✓	✓		✓	
Century Communities, Inc.	CCS	$2.3B	Builder	✓	✓		✓	
M/I Homes, Inc.	MHO	$1.9B	Builder	✓	✓		✓	
Hovnanian Enterprises, Inc.	HOV	$581.1M	Builder	✓	✓		✓	
The New Home Company Inc.	NWHM	$163.3M	Builder	✓	✓		✓	
Beazer Homes USA, Inc.	BZH	$571.7M	Builder	✓	✓	✓	✓	
HARBOR Custom Development, Inc.	HCDI	$41.0M	Builder & Developer	✓	✓	✓	✓	✓

* Market Cap calculated at close of market on September 8, 2021 (rounded).
Data presented in this table was compiled by the Harbor Custom Development Inc. team through an analysis of each company's website and other public communications.

Our Pre-Land Purchase Metro-Commuter Area Guide

MACRO RESEARCH AND ASSESSMENT OF U.S. METRO REGIONS	
Year-over-year population growth and ranks within the top 15 U.S. metro regions for in migration	✓
Rated in the top 15 U.S. metro regions for job growth or annual average sales price increase	✓
Location and infrastructure allow for major shipping and rail transportation hubs	✓
Diversified economy not reliant on one major employer	✓
Within top 15 U.S. metro regions for average household family income	✓
MICRO RESEARCH AND ASSESSMENT OF METRO AREA SUB-MARKETS PRE-LAND ACQUISITION	
Commutable to the core job market (30 to 60-minutes average)	✓
Area year-over-year housing price and rental market appreciation	✓
Location provides for easy access to freeways or other major commuter routes	✓
Provides natural amenity that differentiates the property from others – views or unique access points	✓
High-ranked school system (elementary - high school)	✓
High concentration of government employment (state capital and/or local, state offices, or substantial U.S. military presence)	✓

Seattle Metro Residential Real Estate Today

Strong seller's market

Extremely low inventory

30-year mortgage interest rates near record low

Burgeoning economy with tech giants Amazon, Microsoft, Google, and Facebook

SeattleMet

HOME SHOPPING

Seattle's Real Estate Market Is Still In A Heat Dome

Benjamin Cassidy, July 9, 2021

PUGET SOUND BUSINESS JOURNAL

Seattle has one of the nation's strongest big-city housing markets

Shawna De La Rosa, August 24, 2021

THE NEWS TRIBUNE

Pierce County average home value continues to soar in 2021, according to assessor

Josephine Peterson, June 27, 2021

MARKET FOCUS

The Seattle Commuter Market

Current HCDI Properties are Situated in Desirable Locations in our Target Markets:

Central Kitsap
North Mason
Pierce County



Silverdale
Blaine
Bremerton
Bainbridge Island
Belfair
Port Orchard
Allyn
Gig Harbor
Bellingham
Friday Harbor
Anacortes
Sedro-Woolley
Mt Vernon
Victoria
Oak Harbor
Sequim
Marysville
Whidbey Island
Everett
Seattle
Renton
Tacoma

Following the Jobs

Washington State's Major Employers

amazon, Microsoft, BOEING, Alaska Airlines, Facebook, T-Mobile, Google, Expedia

Study: Seattle is #3 Real Estate Market Among Large U.S. Cities up 25% year over year

Bloomberg, August 31, 2021

Current Portfolio of Controlled Projects*

Washington

Unsold Units	Community	Contracted Value	Status	Business Plan
216	Horizon at Semiahmoo	$14,400,000	Own	Build + Sell Homes + Sell Land
21	Soundview Estates 4	$2,670,100	Own	Build + Sell Homes
112	Mira	$2,600,000	Own	Build + Sell Homes
75	Wyndstone	$3,325,000	Control	Build + Sell Homes
34	Broadmoor Commons	$2,040,000	Control	Build + Sell Homes
36	Mills Crossing	$1,400,000	Own	Build + Sell Homes
138	Bridgeview Trails	$1,440,000	Control	Build + Sell Homes
177	Tanglewilde	$4,425,000	Own	Build + Sell Homes
80	Pacific Ridge	$2,000,000	Own	Build + Sell Homes
234	Olympic Sunset View	$800,000	Own	Build + Sell Homes

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.



We Are Established in Washington State and Are Expanding Nationally into California, Texas, and Florida

Our Model and Methodology Are Leverageable

HARBOR
Custom Development, Inc.

Growth Strategy

Goal: Acquire a fraction of the $1.3+ trillion national market opportunity by:

- **Increasing our footprint through partnerships with builders and developers in our target markets:**
  - **Washington**
  - **California**
  - **Texas**
  - **Florida**

- **Broadening product offerings:**
  - **Attached townhome market**
  - **Multi-story condominium market**
  - **Luxury home market**



THIRD **INVESTMENT VALUE**

Strategic Partnerships

Our dynamic model is flexible and allows us to partner with companies that specialize in their local markets:

- ✓ Residential Builders
- ✓ General Contractors
- ✓ Land Developers

Partnering keeps our cost structure low and leverages local market expertise.

Geographic Expansion: California and Florida*

Unsold Units	Community	Contracted Value	Status	Business Plan
California				
68	Darkhorse	$9,709,300	Own	Build + Sell Homes
4	Sierra College	$1,100,000	Own	Build + Sell Homes
22	Winding Lane	$3,944,100	Own	Build + Sell Homes
Florida				
189	Punta Gorda	$4,700,000	Own	Build + Sell Homes

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Geographic Expansion: Texas*

Texas

Unsold Units	Community	Contracted Value	Status	Business Plan
2	Creeks Edge	$535,000	Own	Build + Sell Homes
2	The Ranch at Lakeside	$423,700	Own	Build + Sell Homes
4	Bunker Ranch	$630,000	Own	Build + Sell Homes
1	Flintrock Falls	$220,000	Own	Build + Sell Homes
9	La Ventana	$1,584,400	Own	Build + Sell Homes
35	Siena Creek	$2,899,000	Own	Build + Sell Homes
108	Summit Rock	$17,165,000	Own	Build + Sell Homes
60	Stone House	$4,750,000	Own	Build + Sell Homes
5	Cimarron Hills	$723,000	Own	Build + Sell Homes
10	Trails of Horseshoe Bay	$2,005,200	Own	Build + Sell Homes

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Recent Developments & News*

- Closed the Sale of 144 Lots in Belfair, Washington to Lennar for $10,440,000 – September 2, 2021
- Contracted to Purchase 75 Unit Permitted Condominium Site in Yelm, Washington for $3,325,000 – August 23, 2021
- Purchased 177 Unit Condominium Site in Lacey, Washington for $4,425,000 – August 18, 2021
- Released Second Quarter Financial Results - Reported Increases in Gross Revenues of 70% and Net Income of 346% over 2020 – August 16, 2021
- Presented at the Virtual Investor Summit on August 18 - August 12, 2021
- Closed 189 Unit Oceanfront Condominium Site in Punta Gorda, Florida for $4,700,000 – August 10, 2021
- Signed Term Sheets for Credit Facilities Totaling $158,400,000 with US Capital Global - July 29, 2021
- Contracted to Purchase 208 Unit Condominium Site in Sacramento, California for $5,544,000 Addressing Critical Need for First-Time Home Buyers – July 28, 2021
- Contracted to Sell 144 Entitled Lots in Belfair, Washington to Lennar for $10,440,000 – July 26, 2021
- Featured on Viewpoint, Hosted by Dennis Quaid – July 22, 2021
- Entered National Expansion Contract with Corporate Capital Solutions - July 20, 2021
- Acquired 31 Acres for $4,750,000 in Austin Metro Housing Market – July 6, 2021

READ ALL PRESS RELEASES

* Some of these projects are under contract, but not yet closed. There can be no assurance that we will ultimately purchase these properties.

Examples of Current Projects



Darkhorse Golf Course
Auburn, CA



Semiahmoo
Blaine, WA



Pacific Ridge
Tacoma, WA



Soundview Estates
Bremerton, WA



Winding Lane Estates
Rocklin, CA



La Ventana
Driftwood, TX


NASDAQ:HCDI;
HCDIP; HCDIW

Management Team

STERLING GRIFFIN, CEO, President and Chairman of the Board of Directors

Our founder, Sterling Griffin, began his career at James S. Griffin Co. in January 1985 as a principal and Vice President of Marketing, where he focused on the syndication of apartment properties, raw land, and retirement home facilities in the Puget Sound region of Washington State. Beginning in June 1989, Mr. Griffin co-founded several businesses over a 12-year period, while actively self-employed as a real estate broker, investor, and developer. In January 2012, he became the Chief Operating Officer for Hudson Homes LLC, a Washington-based residential builder and developer focused on construction of upscale homes in Pierce and Kitsap Counties, where he was responsible for land acquisition, construction, marketing, and sales. In 2014, Mr. Griffin founded our Company. Mr. Griffin is a lifelong Washington resident who graduated from Colorado College with a Bachelor of Arts degree in History in 1984.

JEFF HABERSETZER, Chief Operating Officer, General Counsel, Corporate Secretary

Mr. Habersetzer serves as our Chief Operating Officer while serving as our General Counsel and Corporate Secretary. Mr. Habersetzer has vast legal experience forming and managing corporations, constructing a multitude of business contracts, participating in litigation and disputes, and representing lenders in real estate closings and debt agreements, among other legal experiences. Mr. Habersetzer has served as General Counsel since 2019, playing an integral role in three successful capital raises for Harbor, as well as quarterly and annual SEC reports, amongst other SEC filings. Prior to joining Harbor, Mr. Habersetzer owned a legal practice specializing in business contracts, real estate, and corporate governance and served as a financial underwriter in the acquisitions department of a student-housing real estate owner/operator. Born and raised in the greater Tacoma, Washington area, Mr. Habersetzer maintains a strong commitment to volunteer work, as evidenced by his service on the King County Bar Association Public Policy Committee, his time as a volunteer attorney at the Seattle Neighborhood Legal Clinic, and as a Board Member and Secretary at the Northwest Children's Foundation. Mr. Habersetzer holds a Bachelor's degree from the University of Washington, and both a law degree and a Master's in Business Administration from Seattle University, graduating Cum Laude in both programs simultaneously.

TIM O'SULLIVAN, Interim Chief Financial Officer

Mr. O'Sullivan serves as Harbor Custom Development, Inc.'s Interim Chief Financial Officer while serving as the Controller. Mr. O'Sullivan has 36 years of public and private accounting experience in various industries including regional and local CPA firms, Microsoft, Anthony's Restaurants, and Senior Services of America. Mr. O'Sullivan has served as Controller for Harbor Custom Development, Inc since 2019, playing an integral role in preparing Forms S-1, 10-Q, and 10-K filings, overseeing accounting records into GAAP conformity, and successful clean audit opinions. Mr. O'Sullivan has been a CPA since 1989 and is a graduate of Central Washington University, where he obtained a dual major in Accounting and Business Administration with an emphasis in Finance.



Board of Directors

STERLING GRIFFIN, Chairman of the Board of Directors

LARRY G. SWETS, Jr., Independent Director

Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets is also the founder and President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries. Mr. Swets has served as Chief Executive Officer of GreenFirst Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.) since June 2016; as Chief Executive Officer of FG Financial Group, Inc. (Nasdaq: FGF) (formerly 1347 Property Insurance Holdings, Inc.) since November 2020 after having served as Interim Chief Executive Officer from June through November 2020; and as Chief Executive Officer of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company, since August 2020. Mr. Swets is a member of the board of directors of FG Financial Group, Inc.; FG New America Acquisition Corp. (NYSE: FGNA); GreenFirst Forest Products Inc.; Limbach Holdings, Inc. (Nasdaq: LMB); Insurance Income Strategies Ltd.; Alexian Brothers Foundation; and Unbounded Media Corporation. Previously, Mr. Swets served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 through September 2018, including as its President from July 2010 through March 2017.

RICHARD SCHMIDTKE, Director

Mr. Schmidtke is the founder of Schmidtke & Associates, PLLC, a full-service accounting company he founded in August 2008. Mr. Schmidtke has 30 years of public accounting experience. Mr. Schmidtke has played an essential role in the success of numerous businesses in a wide range of industries including tax planning, real estate, retail, and manufacturing. As a native of Tacoma, Washington, Mr. Schmidtke has established strong relationships in the community. His past and current involvement includes past President and current Trustee and Board Member of Tacoma Goodwill Foundation, Trustee of the Tacoma Art Museum, board member of the Tacoma Community Redevelopment Authority Board, and Tacoma Lawn and Tennis Club. Mr. Schmidtke graduated from the University of Washington with a Bachelor of Arts degree in Economics.

DENNIS A. WONG, Independent Director

Since 2005, Mr. Wong is the owner of and a consultant with Insurance Resolution Group, a consulting firm focused on providing strategic advisory services to the insurance and financial services sector. From 1997 to 2005, Mr. Wong worked in a variety of corporate roles with Kemper Insurance Companies, a leading national insurance provider, including as Chief Financial Officer of its international operations. Mr. Wong is a Certified Public Accountant and has served as an independent member of the board of directors for 1347 Property Insurance Holdings, Inc. since August 2015.



Board of Directors, continued

WALLY WALKER, Independent Director

In 1987, following a nine-year career as a professional basketball player, Mr. Walker began his financial services career at Goldman Sachs & Co., serving as Vice President of Private Client Services, becoming a Chartered Financial Analyst (CFA) in 1992. In 1994, Mr. Walker returned to professional basketball in the front office to become President of the Seattle SuperSonics of the NBA. Beginning in 2001, he took on the additional role of CEO with the SuperSonics, and served as President and CEO of the Seattle Storm of the WNBA. Upon the sale of the Seattle franchises in 2006, Walker founded Hana Road Capital, LLC, an investment advisory firm in 2007, which he continues to own as well as serving as Chief Investment Officer. Since 2005, Mr. Walker has been a member of the Advisory Council of Stone Arch Capital, a Minneapolis based private equity firm. Mr. Walker also serves on the Board of Trustees of Smead Capital Management, a Seattle based mutual fund. In 2017, Mr. Walker was named an independent director on the board of directors of Atlas Financial Holdings, Inc.

KAREN BRYANT, Independent Director

For 25 years, Karen Bryant has run high-profile organizations, navigating complex internal and external dynamics while driving business growth and operational excellence. Ms. Bryant was at the helm of women's professional basketball for 18 years – serving as General Manager of the Seattle Reign and then, ultimately, as President and CEO of the Seattle Storm from 2008 through 2014. Under her leadership, the Seattle Storm won two WNBA Championships, set multiple attendance and revenue records, and established itself as one of the WNBA's premier franchises. In 2014, Ms. Bryant started and led a management consulting firm until one of her clients, Atavus Sports, appointed her CEO in 2016. With Atavus, Ms. Bryant led a three-year process of market research, competitive analysis, customer discovery, product development, and sales. In Fall 2019, Atavus was acquired by a private equity firm in a successful exit. After a successful 13-year run as CEO for two organizations, Ms. Bryant returned to her management consulting firm in March 2020. Ms. Bryant also serves as an Executive Coach to business leaders and entrepreneurs and is well-recognized for leading high-performing teams. Ms. Bryant's recognition includes Seattle Sports Commission Executive of the Year, Sports Business Journal Gamechanger, Puget Sound Business Journal Woman of Influence, Greater Seattle Business Association Businessperson of the Year Finalist, and Girl Scouts of Western Washington Woman of Distinction. Ms. Bryant was a scholarship athlete at Seattle University and the University of Washington, where she graduated in 1991 with a Bachelor of Arts degree in Communication.

CHRIS CORR, Independent Director

Mr. Corr is a shareholder and Executive Vice President of Kidder Mathews, the largest independent commercial real estate firm on the West Coast. Mr. Corr specializes in selling and leasing office and industrial properties in South King County, Washington. Since joining Kidder Mathews in 1986, Mr. Corr has managed over two million square feet of real estate as a property manager, assisted in the development and leasing of real estate throughout the region, and, over the past 30+ years, completed over several thousand commercial sale and lease transactions. In 2001, Mr. Corr won the Washington Chapter Society of Industrial and Office Realtors (SIOR) Broker of the Year award. He is frequently quoted in and writes for both the Puget Sound Business Journal and Daily Journal of Commerce. Mr. Corr has also spoken on real estate trends at the NAIOP Commercial Real Estate Development Association Forecast Breakfast. Mr. Corr graduated with honors from the University of Washington, earning his Bachelor of Science in building construction and Bachelor of Arts in business administration. He is a former member of the Seattle University Board of Regents and Kidder Mathews Board of Directors.

Pre-Offering Capitalization Table

Common Shares Outstanding	14,898,594
Series A Preferred Stock Outstanding	1,260,555
Options (WAEP $2.87)	487,345
Restricted Stock	78,500
Warrants Common (WAEP $4.92)	4,686,859
Warrants Preferred (WAEP $24.97)	12,000
Fully Diluted Shares Outstanding	27,221,105*

* Based on a conversion rate of 5.556 shares of Common Stock for one share of Series A Preferred Stock in effect as of the date of this presentation.

Balance Sheet

	June 30, 2021 (Unaudited)
ASSETS	
Real Estate	$85,217,800
Property, Plant and Equipment, net	8,438,800
Right of Use Assets	877,400
Cash	12,785,600
Prepaid Expense	847,600
Accounts Receivable, net	61,900
Contract Asset, net	1,481,500
TOTAL ASSETS	$ 109,710,600
LIABILITIES	
Construction loans, net of debt discount of $1,067,100	$26,456,600
Construction loans – Related parties, net of debt discount of $1,897,600	10,352,600
Equipment Loans	5,418,900
Accounts Payable and Accrued Expenses	5,908,000
Operating Lease Liabilities	852,900
Finance Leases	759,100
Deferred Revenue	14,500
Dividends Payable	140,100
Note Payable PPP	2,200
TOTAL LIABILITIES	$ 49,904,900
COMMITMENTS AND CONTINGENCIES	
STOCKHOLDERS' EQUITY	
Preferred Stock, No Par 10,000,000 shares authorized and 1,260,555 issued and outstanding at June 30, 2021	28,661,000
Common Stock, No Par 50,000,000 shares authorized and 14,898,594 issued and outstanding at June 30, 2021	37,057,900
Additional Paid In Capital	483,700
Accumulated Deficit	(5,105,300)
Total Stockholders' Equity – Harbor Custom Development, Inc.	61,097,300
Non-Controlling Interests	(1,291,600)
TOTAL STOCKHOLDERS' EQUITY	59,805,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 109,710,600

Income Statement

	Six Months Ended June 30,		Year Ended December 31,	
	2021	2020	2020	2019
	(unaudited)		(audited)	
Consolidated Statements of Operations Data:				
Total revenue	$ 28,006,600	$ 18,270,800	$ 50,397,000	$ 30,953,500
Total costs of revenues	24,072,100	17,264,200	48,393,800	27,645,100
Gross margin	3,934,500	1,006,600	2,003,200	3,308,400
Selling and general administrative	4,317,600	2,311,700	5,493,900	3,466,800
Operating loss	(383.100)	(1,305,100)	(3,490,700)	(158,400)
Other expense	(96,700)	(92,800)	(154,600)	(279,200)
Loss before tax expense	(479,800)	(1,397,900)	(3,645,300)	(437,600)
Income tax benefit (expense)	-	(10,100)	(116,800)	634,600
Consolidated net income (loss)	$ (479,800)	$ (1,408,000)	$ (3,762,100)	$ 197,000
Income (loss) attributable to common shareholders	$ (618,200)	$ (1,183,100)	$ (3,532,800)	$ 235,600
Basic and diluted earnings (loss) per share	$ (0.04)	$ (0.34)	$ (0.84)	$ 0.07
EBITDA (non GAAP measure)	$ 2,082,300	$ (244,300)	$ 845,100	$ 1,513,900

Revenue Growth

Reported 2020 and 2021 Revenues

- For the year ended December 31, 2020, revenue was $50,397,000, an increase of $19,443,500, or 63%, as compared with revenue of $30,953,500 for the year ended December 31, 2019. From 2018 to 2020, our revenue increased 779%.
- For the six months ended June 30, 2021, our revenue was $28,006,600, as compared with revenue of $18,270,800 for the six months ended June 30, 2020.
- EBITDA of $2,082,300 for the six months ended June 30, 2021.

Annual Revenue Growth


$5,730,300
$30,953,500
$50,397,000
2018
2019
2020
Revenue

6 months YTD Revenue Growth


$18,270,800
$28,006,600
June 30, 2020
June 30, 2021
Revenue

EBITDA Reconciliation

	Six Months Ended June 30,		Year Ended December 31,	
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)		
Net income (loss)	$ (479,800)	$ (1,408,000)	$ (3,762,100)	$ 197,000
Income tax expense (benefit)	-	10,100	116,800	(634,600)
Interest amortized to cost of homes closing	1,732,400	648,800	3,228,800	1,012,100
Interest expense	183,400	90,300	382,900	358,300
Depreciation and amortization	646,300	414,500	878,700	581,100
EBITDA	$ 2,082,300	$ (244,300)	$ 845,100	$ 1,513,900

Use Of Proceeds

		Percentage
Net proceeds to us*	**$27,750,000**	**100%**
Use of proceeds:		
Land Acquisition, Construction, and Development	**$26,085,000**	**94%**
Working Capital	**$1,665,000**	**6%**
Total	**$27,750,000**	**100%**

*Reflects estimated offering expenses, underwriting discounts, and commissions payable by us and assumes no exercise of the underwriters' option to purchase additional shares of our Series A Preferred Stock.


NASDAQ:HCDI;
HCDIP; HCDIW

Key Takeaways

STRONG BALANCE SHEET AND LIQUIDITY

- Cash of $12.8 million as of June 30, 2021
- Completed $30.0 million offering of Series A Preferred Stock in June 2021
- Signed Term Sheet with US Capital Global for Total Credit Facilities of $158.4 million
- Closed Sale on 144 lots Belfair, Washington to Lennar for $10,440,000

SIGNIFICANT GROWTH IN REVENUE AND GROSS MARGIN

- Revenue grew 63% from $31.0 million in 2019 to $50.4 million in 2020
- Six-months 2021 revenue of $28.0 million increased 53% from $18.3 million in 2020
- Six-months 2021 gross margin increased 8.5% to 14.0% as compared to 5.5% for the six-months 2020

$1.3 TRILLION MARKET OPPORTUNITY CREATED BY SEVERE SHORTAGE IN THE U.S. HOUSING MARKET AND SUPPORTED BY RECORD LOW MORTGAGE RATES AND URBAN FLIGHT

- U.S. has 3.8 million unit housing shortage
- Current 30-year mortgage rates are approximately 3.24%*
- Pandemic driven home purchasing

COMPANY EXPANSION EFFORTS

- The company has recently closed on, or have under contract, 24 projects in four states for an aggregate purchase amount of $85,488,800. These projects, if all purchased and developed, represent approximately 1,642 home units in potential sales over the next two to three years.

*As of September 1, 2021

HARBOR Custom Development, Inc.

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HARBOR

Custom Development, Inc.





OFFICES

Harbor Custom Development, Inc.
11505 Burnham Dr. Suite 301
Gig Harbor, WA 98332
Phone (253) 649-0636



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Hanover International
DIRECT (866) 744-0974
IR@harborcustomdev.com

www.harborcustomhomes.com